EXHIBIT 99.1

Corporate Resource Services Confirms Compliance with

Wells Fargo Account Purchase Agreements

New York — December 22, 2014 — Corporate Resource Services, Inc. (NASDAQ: CRRS), (the “Company” or, “CRS”), a diversified technology, staffing, recruiting, and consulting services firm, continues to make progress in its refinancing process with investment bank, Carl Marks Advisors. The Company and Carl Marks are currently in discussions with potential new lenders and have received proposal letters which achieved the December 19th, 2014 milestone in its amendment with Wells Fargo Bank, National Association.

“We are pleased to be moving forward in our financing process and are working closely with our current and prospective lenders,” said John P. Messina, Chief Executive Officer of Corporate Resource Services.

About Corporate Resource Services, Inc.

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services. The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company operates approximately 250 staffing and on-site facilities throughout the United States and the United Kingdom and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

For more information, contact:

John McInerney

Makovsky

212.508.9628

jmcinerney@makovsky.com